Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Dated July 12, 2023

Registration No. 333-272250

SRM ENTERTAINMENT

DESIGNING • MANUFACTURING

Leaders in design and development

CONFIDENTIAL INVESTOR PRESENTATION

CAUTIONARY NOTES

This presentation of the Company contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when it discusses market size forecasts, strategy, market position and ability to compete, anticipated developments in its operations and future financial and operating performance. Forward-looking statements are not historical facts, and are based upon management's current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management's expectations, beliefs and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements including the Company's ability to implement its strategies, its competitive advantages, the development of new products and services, the impact of competitors, changes in laws, rules and regulations, its ability to maintain its product certifications, its ability to maintain good relationships with customers, suppliers and other strategic partners, its ability to protect its intellectual property, its ability to retain key personnel and the absence of material adverse changes in the industry or global economy. For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company's Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission. Before you invest you should read the preliminary prospectus in that registration statement for more complete information about the Company and the offering.

Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

DISCLAIMER

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting EF Hutton, division of Benchmark Investments, LLC, at 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

DISCLAIMER REGARDING USE OF INTELLECTUAL PROPERTY RIGHTS IN THIS PRESENTATION

This presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM, ©, ® or ™ symbols, but The Company will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service mark, trade names and copyrights.



This presentation by SRM Entertainment, Inc. ("we", "us", "our" or the "Company"), currently a wholly owned subsidiary of Jupiter Wellness, Inc. ("Jupiter Wellness") is solely for your information and may not be distributed, reproduced, or redistributed or passed on, directly or indirectly, to any other person, or published in whole or in part, for any purpose to any other person. By accessing this presentation, you are agreeing to be bound by the trailing restrictions.

The information contained in this presentation is confidential and proprietary to the Company and is being submitted for the recipients' confidential use with the express understanding that, without the prior express written permission of the Company, such persons will not discuss the information contained in this presentation with any third parties.

This presentation should not be construed as a general solicitation.

OFFERING SUMMARY

ISSUER	SRM Entertainment, Inc.
EXCHANGE / TICKER	NASDAQ / "SRM"
TYPE OF OFFERING	Initial Public Offering
SECURITIES OFFERED	Common Stock
SHARES OFFERED	1,800,000 shares
PRICE RANGE	$4.50 - $5.50
OFFERING SIZE	$9,000,000[(1)]
USE OF PROCEEDS	Development of licensed goods, expansion of SRM products, increased deposits, accounts receivable and inventory, marketing, advertising, and trade shows, repayment of the note payable to Jupiter Wellness, inc., and general corporate purposes.
EXPECTED PRICING	Week of July 17th
LOCK-UP	90 Days
SOLE BOOK-RUNNING MANAGER	EF Hutton, division of Benchmark Investments, LLC

(1) Based on an assumed public offering price of $5.00 per share

INVESTMENT HIGHLIGHTS

- **HIGH BARRIER TO ENTRY & OVER 30-YEAR INDUSTRY TRACK RECORD**
  A trusted toy design & manufacturing partner for the biggest entertainment companies in the world, including Disney and Universal

- **GROSS MARGIN EXPANSION & REVENUE GROWTH**
  Profitable business with gross margins of 20% in 2022
  We expect margins to increase with launch of proprietary products

- **2023 PROPRIETARY PRODUCT LAUNCH**
  Sip With Me™cups for children growing out of $8 billion global sippy cup market
  Multiple proprietary products to roll out in 2023

- **IP PORTFOLIO**
  Building a portfolio of toy patents, brands, and trademarks

DESIGNED & SOLD PRODUCTS
to Largest Theme Parks in the World

UNIVERSAL STUDIOS THEME PARKS

UNIVERSAL BEIJING

UNIVERSAL STUDIOS JAPAN

SEAWORLD ADVENTURE PARKS

SEAWORLD ABU DUBAI

WALT DISNEY WORLD

DISNEYLAND PARIS

SHANGHAI DISNEY RESORT

HONGKONG DISNEYLAND

SIX FLAGS

SRM ENTERTAINMENT

CUSTOMER BASE

Entertainment, Dining & Specialty

IMAGINE EXHIBITION

LANDRY'S INC

PIRATES VOYAGE

MATTEL ADVENTURE PARK

AMERICAN DREAM

RADIO CITY ROCKETTES

SRM ENTERTAINMENT

GROWTH STRATEGIES

Expanding into Branded Proprietary Products

- SRM Branded & Patented Products
- Sip With Me™ Cups (patented)
- Dine With Me™ Melamine Plate Sets
- Plush & Animated Plush Smart Toys

New Distribution Channels

- Mass Market & General Gift
- Fast Food Chains
- Convenience Stores
- Niche Venues & Museums

TOY INDUSTRY TRENDS

- $106B in global sales toy market in 2020 expected to reach $230.6B in 2028

- Global amusement parks market grew from 67.16B in 2022 to 106.57B in 2023

- Toy based on characters found in movies, TV shows or books accounted for $5.4B or 25% of all U.S. toy sales, last year, research firm NPD estimates.



GLOBAL CUSTOMERS



TOKYO DISNEYLAND
DISNEY STORE
WALT DISNEY WORLD RESORT
TOKYO DISNEYSEA
DISNEYLAND PARIS
SHANGHAI DISNEY RESORT
DISNEYLAND RESORT
UNVERSAL STUDIOS
UNVERSAL STUDIOS
SEAWORLD
UNIVERSAL BEIJING RESORT
HONG KONG DISNEYLAND

SRM ENTERTAINMENT

DESIGNED & MANUFACTURED

PRODUCTS



Try Me!
STAR WARS
STAR WARS
STAR WARS

SRM ENTERTAINMENT

DESIGNED & MANUFACTURED

PRODUCTS


Handle with Care!
VANQUISH
TRANSFORMERS
GOLDEN SNITCH
Handle with Care!
It bites!
SHADOW PULSE BLASTER
Nano Gun
TRY ME!
Fart Gun
Go ahead, take a sniff. I smell!
EXCLUSIVE!

DESIGNED & MANUFACTURED PRODUCTS




Busch Gardens
Busch Gardens
Busch Gardens
Busch Gardens


CRICKET GUN


BRAIN BLASTER




ELMO
BIG BIRD
Abby Cadabby
OSCAR THE GROUCH!
Cookie Monst


NEURALIZER
Authentic Movie Replica
TRY ME!
• Authentic Sound Effects
• Flash Light Effects
• Movie Replica



BRANDED PRODUCT

2023 Mass Market & General Gift



more llama less drama
highly KOALAfied
eKOALA
I'll do it later

DRINKWARE



SIP WITH ME™



PLUSH

DINNERWARE



YOUTH DINNERWARE set



BACKPACK

Sip With Me™ & Dine With Me ™


SMURFS
SMURFS
SMURFS
SMURFS

Sip With Me™ strategically positioned for kids who outgrow sippy cups

Global sippy cup market expected to reach $11.7B in sales by 2027

Customization and innovation are growth trends

Dine with Me Melamine Plates and Tableware

Melamine tableware market expected to reach $1.3B by 2028

Growth driven demand for branded products


I believe in ZOONICORNS
CONTENTS: PLATE BOWL CUP FORK SPOON
Zooni-yay!
YOUTH DINNERWARE set

Sip With Me™


Abby
Cadabby
Big
Bird

- SRM has exclusive worldwide rights to U.S. patent 11000140 for design of Sip With Me™ cups
- Designing and selling to theme parks Sea World, Universal, Great Wolf Lodge, and others
- SRM proprietary brands and designs to be sold into new channels, including mass market, convenience stores, restaurants, and online retailers

SRM ENTERTAINMENT

2022-2023 COLLECTION



SAMMY SLOTH



HANNA HEDGEHOG



LALITA LLAMA



KYLE KOALA


relax
I'll do it Later
YOUTH DINNERWARE set

SRM ENTERTAINMENT

LICENSED PRODUCTS

LAUNCHING TOP
NAME BRAND LICENSED PRODUCTS IN
Q4 2023 2024 & BEYOND!

THE SMURFS™

Zoonicorn®

SRM ENTERTAINMENT

LICENSED PRODUCTS


Valeo
Promi
Ene
Aliel

Zoonicorn®

LICENSED PRODUCTS


THE SMURFS
THE SMURFS
THE SMURFS
THE SMURFS


THE SMURFS

SRM ENTERTAINMENT

PRODUCT DEVELOPMENT CYCLE

Safety Certification

Meeting the highest quality standards while meeting rapid development timelines

CCC

China Compulsory Certificate

CTI

COMPLIANCE TECHNOLOGIES, INC

Environmental, Health & Safety Consultants

CQC

China Quality Certification



Creative
Speed
Safety
Factory Audits
Innovative
Key competitive advantages:

SRM ENTERTAINMENT

HIGHLIGHTS

- 2023 launch of Sip With Me™ Cups

- H2 2023 plush toy launch

- 2023 launch of licensed products with major brands Smurf & Zoonicorn

- Continued growth and demand from installed base of theme parks, restaurants, and entertainment customers

COMPARABLE COMPANIES

	Market Cap [(1)]	Revenues (TTM) [(2)]
Hasbro HAS	$8.9B	$5.8B 2022 $5.4B 2020
Mattel MAT	7.63B	$5.4B 2022 $4.5B 2020
Funko FNKO	$500M	$1.3B 2022 $652M 2020
JAKKS Pacific JAKK	$192 M	$85M 2022 $44M 2021

(1) Market caps are as of July 12, 2023, via S&P Capital IQ
(2) Revenues for the applicable fiscal years based on respective company filings

Management Team

RICH MILLER, Chief Executive Officer and Director of the Company, has served as an Officer and Director of Jupiter Wellness, Inc. since October 2018, as Jupiter's Chief Financial Officer from November 2018 until August 2019, as well as the Chief Operating Officer and Chief Compliance Officer. Mr. Miller has managed SRM since it was acquired by Jupiter Wellness in November 2020. Since 2003, Mr. Miller has served as president of Caro Consulting, Inc. which is a consulting firm that advises emerging growth companies. Over the last twenty years Mr. Miller has provided strategic advice to hundreds of companies across diverse industries. He assisted C Level executives with expanding, financing, and other challenges emerging companies face. Mr. Miller co-founded of Teeka Tan Suncare Products in 2004 and oversaw the development, design, and launch of a diverse suncare product line along with the public offering of the company. He is an advocate for school safety and local schools through his grass roots group My School Counts.

TAFT FLITTNER is President of SRM Entertainment, Inc. Mr. Flittner co-founded Options, Inc. in 1991, a very successful manufacturer sales rep firm located in Orlando Florida. At Options, Mr. Flittner developed custom theme park products which included toys, gifts, souvenirs, and confections. Options maintained approximately twenty sales associates and a showroom in AmericasMart located in Atlanta Georgia. In addition to his manufacturer sales firm, Mr. Flittner developed many internationally known toys, souvenirs, and gifts for the theme park industry. Mr. Flittner currently lives in Orlando, FL with his wife and two boys.

DOUGLAS O. MCKINNON, Chief Financial Officer, has served as the Chief Financial officer of Jupiter Wellness, Inc. since August 15, 2019. Mr. McKinnon served as the Chief Executive Officer of AppYea, Inc. since March 2016. Mr. McKinnon served as a director of Surna, Inc. since March, 2014 and as Surna's Executive Vice President and Chief Financial Officer since April, 2014. Prior to Surna, Inc., Mr. McKinnon served as Chief Executive Officer of 1st Resource Group, Inc. for four years. Mr. McKinnon's 35+ year professional career includes financial, advisory, and operation experience across a broad spectrum of industry sectors, including oil and gas, technology, cannabis, and communications. He served in C-level positions in both private and public sectors, including Chairman and CEO of an American-Stock-Exchange traded company, VP - Chief Administrative Officer of a $12-billion market cap Nasdaq-traded company for which the management team raised over $2.2 billion, CFO of several publicly-held US, Canadian, and Australian companies, and CEO/CFO of various other private enterprises. As an entrepreneur, Mr. McKinnon has been involved in organizations ranging from start-up companies using venture capital funding to publicly traded institutional backed companies. Additionally, Mr. McKinnon has extensive merger and acquisition, and turnaround experience.

DEBBIE MCDANIEL HAND is Vice President of Product Development & Operations for SRM Entertainment. She has a 35 year career in the Theme Park Industry. Prior to joining SRM, Mrs. McDaniel Hand was with Universal Studios Theme Parks for more than 20 years. During that time, she managed Hardline Product Development, was a liaison for the Merchandising Office with Marketing and Sales, and responsible for initiating the Universal Sourcing Department. During this time, Mrs. McDaniel Hand customized and developed items, learned manufacturing processes, capabilities, and built relationships with different production factories worldwide. Before joining Universal Studios, she was with Anheuser Busch Theme Parks, Sea World Orlando for more than 10 years. She was the Hardline buyer overseeing purchasing of Gifts, Toys, and products for all sales stores. Mrs. McDaniel Hand currently lives with her husband in Orlando, Florida.

BRIAN S. JOHN, Secretary and Chairman, has served as Chief Executive Officer of Jupiter Wellness, Inc. (Nasdaq: JUPW), since October 2018. For the past 20 years, Brian has been an investor and advisor to companies around the globe. He is the founder of Caro Partners, LLC, a financial consulting firm specializing in assisting emerging growth companies primarily in the sub- $100 million space, and has worked with hundreds of companies in dozens of countries over the last 25 years. Mr. John was the Chief Executive Officer of Teeka Tan Products Inc., a sun care company he co-founded in 2004 and later sold. He also serves on the board of directors of The Learning Center at the Els Center of Excellence–a school for children with autism in Jupiter, Florida. Mr. John has served as Secretary of SRM since its inception. In August 2015, Mr. John voluntarily petitioned the United States Bankruptcy Court in the Southern District of Florida (case #15-24036-PGH) for personal bankruptcy under Chapter 7 of the United States bankruptcy Code. The debtor, Mr. John, was discharged in February 19, 2016 and the matter was terminated in April 2017. There were no allegations of fraud made in the proceedings.

SRM ENTERTAINMENT

SUMMARY FINANCIALS

INCOME STATEMENT

Three Months Ended March 31, 2023 [1]		Pro Forma
Revenue	$	1,086,888
Cost of Revenue		851,066
Gross Profit		235,822
Operating Expenses		(259,289)
Other Income and interest expense, net		(22,240)
Net Income (Loss)	**$**	**(45,707)**

BALANCE SHEET

As of March 31, 2023 [1]		Pro Forma
Assets		
Current Assets		
Cash and Cash Equivalents	$	268,546
Accounts Receivable		851,000
Inventory		137,069
Prepaid expenses and deposits		581,869
Other current assets		51,780
Loans to affiliate		-
Total Current Assets		1,890,264
Property and equipment, net		34,829
Total Assets	**$**	**1,925,093**
Liabilities and Equity		
Current Liabilities		
Accounts payable	$	232,888
Loans from Jupiter Wellness		1,490,340
Loans from Affiliate		-
Accrued liabilities		251,569
Total Liabilities		1,974,797
Equity [2]		820
Additional paid-in capital		(708,485)
Retained Earnings		657,961
Total Equity (Deficit)		(49,704)
Total liabilitites and equity	**$**	**1,974,797**

(1) Excerpts of unaudited pro forma condensed combined financial statements for the three months ended March 31, 2023, contained in the Registration Statement on Form S-1 (File No. 333-272250), as amended, of the Company, filed with the U.S. Securities and Exchange Commission.

(2) Common stock, $0.0001 par value, 8,200,000 pro forma

CONTACT INFORMATION

Rich Miller
C.E.O.
407-230-8100
rich@srmentertainment.com
www.srmentertainment.com

